Exhibit 99.2

Whole Living, Inc.

PROFORMA

FINANCIAL STATEMENTS

December 31, 2005

Whole Living Incorporated
Proforma Balance Sheet
For period Ended December 31, 2005

	WHLV	ForeverGreen		Proforma Adjustments	Consolidated Balance Sheet 12/31/05
ASSETS
Current Assets
Cash	26,383	331,296		-	357,679
Accounts Receivable	899	100		-	999
Other Receivables	-	778		-	778
Prepaids	-	121,632		-	121,632
Inventory	406,425	502,822		-	909,246
Reserve for Obsolete Inventory	-	(96,412)		-	(96,412)
Total	433,706	860,216		-	1,293,922

Fixed Assets
At Cost	1,890,824	193,678		-	2,084,502
Accumulated Depreciation	(1,518,358)	(102,271)		-	(1,620,629)
Net Fixed Assets	372,466	91,407		-	463,873

Other Long Term Assets	30,540	-			30,540
Investment in Subsidiary	-	-	a	8,646,906	-
	-	-	b	(8,646,906)	-
Goodwill	-	-	b	10,155,242	10,155,242
Customer Base	-	-	b	839,810	-
	-	-	c	(83,981)	755,829
Total Assets	836,712	951,623		10,911,071	12,699,406

LIABILITIES & EQUITY
Current Liabilities
Accounts Payable	179,378	254,412		-	433,790
Accrued Expense	53,411	608,546		-	661,957
Payroll Liabilities		37,544		-	37,544
Taxes Payable	1,408	21,116		-	22,524
Other Accrued Expenses	145,000	189,877		-	334,877
Total Current Liabilities	379,197	1,111,495		-	1,490,692
Long-Term Liabilities
Notes Payable	1,592,018	1,863,060		-	3,455,078
Total Liabilities	1,971,215	2,974,555		-	4,945,770

Stockholders' Equity
Net Income	(2,036,673)	(506,028)	c	(83,981)	(2,626,682)
Retained Earnings	(14,044,778)	(1,689,197)	b	1,689,197	(14,044,778)
Common Stock	80,059	113,361	a	4,241	-
	-	-	b	(113,361)	84,300
Common Stock Class B	-	5,000	b	(5,000)	-
Prepaid Equity Balance	(53,802)	-		-	(53,802)
Foreign Currency Translation	-	(8,568)		-	(8,568)
Additional Paid in Capital	14,920,691	62,500	a	9,482,475	-
	-	-	b	(62,500)	24,403,166
Total Stockholders' Equity	(1,134,502)	(2,022,933)		10,911,071	7,753,636

Total Liabilities & Equity	836,712	951,623		10,911,071	12,699,406

Whole Living Incorporated
Proforma Income Statement
For the Twelve Months of January through December 31, 2005

	WHLV	ForeverGreen		Proforma Adjustments	Consolidated Income Statement 12/31/05
Income Statement
Sales	3,796,690	6,542,200		-	10,338,890

Cost of Goods Sold	2,597,388	4,877,871		-	7,475,260
Salary and Wages	1,289,151	895,528		-	2,184,679
Amortization	-	-	a	83,981	83,981
General and Administrative	1,296,021	778,532		-	2,074,553
Professional Fees	530,327	203,320		-	733,647

Other Income/Expense	120,475	292,977		-	413,452

Net Income	(2,036,673)	(506,028)		(83,981)	(2,626,682)

Whole Living, Inc.

Notes to Pro Forma Consolidated Financial Statements

December 31, 2005

NOTE 1 - Summary of Transaction

Whole Living, Inc. executed an Agreement and Plan of Share Exchange, dated December 14, 2006 with ForeverGreen International LLC.  The Exchange Agreement will be effective no later than December 31, 2006.  Under the Exchange Agreement we will issue 4,240,549 shares of Whole Living common stock in exchange for ForeverGreen’s member interests and we will issue 1,000,000 shares of Whole Living common stock in exchange for ForeverGreen’s preferred member interests.   The Company valued the acquisition price at $1.65 per share.

NOTE 2 - Management Assumptions

The pro forma balance sheet and statements of operations assume that the entities were together at the beginning of the year ended December 31, 2005.

The pro forma adjustments to the balance sheet are as follows:

a `

The issuance of 4,240,549 shares of common stock valued at $1.65 per share to acquire the ForeverGreen member interests.

b

The issuance of 1,000,000 shares of common stock valued at $1.65 per share to acquire the ForeverGreen preferred member interests.

c

The adjustment for the consolidation of Whole Living and Forever Green with the elimination of Forever Green’s equity, and the recording of goodwill and customer base in connection with this business combination.

d

The amortization of the customer base.

The pro forma adjustments to the income statement are as follows:

a

See amortization of customer base.